Exhibit 10.4

ADMINISTRATIVE SERVICES AGREEMENT

by and among

HARTFORD LIFE INSURANCE COMPANY

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY

HARTFORD FIRE INSURANCE COMPANY

and

PHILADELPHIA FINANCIAL ADMINISTRATION SERVICES COMPANY

Effective: 11:59 p.m. Eastern Time on July 14, 2012

i

SCHEDULES

Schedule A	Disaster Recovery Plans
Schedule B	Hartford Brand Standards
Schedule C	Hartford Name and Hartford Licensed Marks
Schedule D	Document Retention Policy
Schedule E	Information Security Requirements
Schedule F	Administrative Services
Schedule G	Insurance Requirements
Schedule H	Relationship Managers
Schedule I	Nonguaranteed Elements Methodology
Schedule J	Investment Agreements
Schedule K	Reserve Methodologies
Schedule L	Administration Fees
Schedule L-1	Initial Administrative Fee Payments

ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”), effective as of 11:59 p.m. Eastern Time on July 14, 2012 (the “Effective Time”), is entered into by and among HARTFORD LIFE INSURANCE COMPANY, a Connecticut-domiciled stock life insurance company (“HLIC”), Hartford Life and Annuity INSURANCE Company, a Connecticut-domiciled stock life insurance company (“HLAC”) (each a “Company” and together the “Companies”), HARTFORD FIRE INSURANCE COMPANY, a Connecticut domiciled stock property and casualty insurance company (“Hartford Fire” and together with HLIC and HLAC, each a “Hartford Company” and collectively the “Hartford Companies”), and PHILADELPHIA FINANCIAL ADMINISTRATION SERVICES COMPANY, a Delaware corporation (the “Administrator”).

RECITALS:

WHEREAS, the HLIC, HLAC and the Administrator have entered into a Master Transaction Agreement, dated as of November 22, 2011 (the “Master Agreement”), which provides for, among other things, the Companies and the Administrator to enter into this Agreement;

WHEREAS, pursuant to the Transition Services Agreement, HLIC has agreed to provide the Administrator and its Affiliates certain services in respect of the Administered Contracts and the Separate Accounts;

WHEREAS, the Companies wish to appoint the Administrator to provide certain administrative services with respect to the Administered Contracts, the Separate Accounts and the Ceded Reinsurance Agreements (the “Administered Contracts and Accounts”), and the Administrator desires to provide such administrative services;

WHEREAS, Hartford Fire desires to grant to the Administrator the License in accordance with Section 2.4 of this Agreement;

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions set forth in the Master Agreement. Capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the Master Agreement.

Section 1.2. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Abandon” or “Abandonment” means the actual intentional refusal by the Administrator to provide or perform any material element(s) of the Administrative Services in breach of its obligations under this Agreement.

“Administered Contracts and Accounts” has the meaning set forth in the Recitals to this Agreement.

“Administration Fees” has the meaning set forth in Section 18.1.

“Administrative Services” has the meaning set forth in Section 2.1.

“Administrator” has the meaning set forth in the introductory paragraph of this Agreement.

“Administrator Indemnified Parties” has the meaning set forth in Section 19.2.

“Administrator’s Termination Payment” means, as of the Termination Effective Time: (i) an amount equal to the greater of (x) the Companies’ Termination Payment (less any amount described in clause (iii) of the definition of Companies’ Termination Payment) multiplied by 1.25 and (y) the Fair Market Value multiplied by 1.25 plus (ii) any additional amount due to the Administrator pursuant to Section 20.3(e) minus (iii) the aggregate amount of lost profits or similar damages paid or payable by the Companies under Section 11.01(a)(iv) (Product Tax Losses) of the Master Agreement.

“Agreed Remediation Plan” has the meaning set forth in Section 20.2(a).

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“ARIAS” means the AIDA Reinsurance and Insurance Arbitration Association.

“Breach Notice” has the meaning set forth in Section 20.2(a).

“Claims” has the meaning set forth in Section 7.1.

“Claimants” has the meaning set forth in Section 7.2(a).

“Closing Date DR Plans” has the meaning set forth in Section 3.6(b).

“Closing Date Document Retention Policy” has the meaning set forth in Section 3.12(a).

“COI” has the meaning set forth in the definition of Tier II Nonguaranteed Elements in this Agreement.

“Companies’ Termination Payment” means, as of the Termination Effective Time: (i) an amount equal to the Purchase Price multiplied by a fraction, the numerator of which shall consist of the difference between 520 and the number of weeks that this Agreement has been in effect from the Effective Time of this Agreement through the Termination Effective Time, and the denominator of which shall be 520 plus (ii) any additional amount due to the Administrator pursuant to Section 20.3(e) minus (iii) the aggregate amount of lost profits or similar damages paid or payable by the Companies under Section 11.01(a)(iv) (Product Tax Losses) of the Master Agreement.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Company Actuary” means an actuary who has been appointed by the board of directors of the applicable Company as responsible for the Nonguaranteed Elements certification in such Company’s statutory annual statements or a designee, who is also an actuary, of such individual.

“Company Indemnified Parties” has the meaning set forth in Section 19.1.

“Contract Loans” means as of any date, loans to Contractholders under the Administered Contracts.

“Cure Plan Notice” has the meaning set forth in Section 20.2(a).

“Customer” has the meaning set forth in the definition of Customer Information in this Agreement.

“Customer Information” means all tangible and intangible information provided or disclosed hereunder about present or former contract holders, annuitants, or other beneficiaries (collectively, hereinafter “Customers”) or potential Customers of any party or its Affiliates, including, but not limited to, name, address, telephone number, email address, account or policy information, and any list, description, or other grouping of Customers or potential Customers, and any medical records or other medical information of such Customers or potential Customers and any other type of information deemed “nonpublic” and protected by privacy laws and any other Applicable Law.

“Disaster Recovery Plans” means the backup, business continuation and disaster recovery plans as set forth in Schedule A and as modified from time to time after the Closing to the extent the Administrator reasonably determines that such modifications are necessary in order for such plans to comply with Applicable Law.

“Effective Time” has the meaning set forth in the introductory paragraph of this Agreement.

“Fair Market Value” means the price as of the Termination Effective Time, as determined by an actuarial firm reasonably acceptable to the Companies and the Administrator, that a willing buyer would pay the Companies for the right to provide Administrative Services under this Agreement and to receive compensation therefor as set forth in this Agreement, the Master Agreement and any Ancillary Agreements and taking into account the willing buyer’s assumption of obligations under this Agreement, the Master Agreement and any Ancillary Agreements, with neither such buyer nor the Companies being required to act, and with both such buyer and the Companies having reasonable knowledge of the relevant facts.

“Force Majeure” means any acts or omissions of any civil or military authority, acts of God, war, hostilities, terrorism, fires, strikes or other labor disturbances, equipment failures, fluctuations or non-availability of electrical power or telecommunications equipment, or similar act, omission or occurrence beyond the party’s reasonable control.

“General Account Liabilities” means, with respect to each Company, the following general account Liabilities of such Company: (a) all benefits, surrender amounts and other amounts payable (including any general account fixed options under the Administered Contracts) to Contractholders on or after the Effective Time under the terms of the Administered Contracts issued by such Company; (b) all premium Taxes due in respect of premiums paid on or after the Effective Time with respect to the Administered Contracts issued by such Company, net of premium Tax credits or offsets arising out of the assessments or charges described in clause (c) or any refund, credit or allowance relating to any such returned premiums; (c) with respect to the Administered Contracts issued by such Company, all assessments and similar charges in connection with participation by such Company in any guaranty association arising on account of insolvencies, rehabilitations or similar proceedings and related to periods on or after the Effective Time; (d) all Commissions earned on or after the Effective Time with respect to the Administered Contracts issued by such Company; (e) all unclaimed property Liabilities related to periods on or after the Effective Time under or relating to the Administered Contracts issued by such Company; (f) investment management expense payables, and (g) all premiums and other amounts payable on or after the Effective Time under the Ceded Reinsurance Agreements.

“Global Confidentiality Agreement” means that certain Global Confidentiality Agreement among the Hartford Companies and certain of their affiliates, and the Administrator and certain of its affiliates, dated as of the date hereof.

“Hartford’s Brand Standards” means those standards and guidelines with respect to the proper usage of the Hartford Name and Hartford Licensed Marks as may be amended by Hartford Fire from time to time, the current version of which is set forth on Schedule B.

“Hartford Companies” has the meaning set forth in the introductory paragraph of this Agreement.

“Hartford Fire” has the meaning set forth in the introductory paragraph of this Agreement.

“Hartford Name and Hartford Licensed Marks” means those names and marks set forth on Schedule C.

“Information Security Program” has the meaning set forth in Section 17.1(a).

“Insolvency Fund Monthly Assessments” has the meaning set forth in Section 12.1.

“Insolvency Termination Payment” means, as of the Termination Effective Time, an amount equal to (i) the greater of (x) the Companies’ Termination Payment (less any amount described in clause (iii) of the definition of Companies’ Termination Payment) and (y) the Fair Market Value plus (ii) any additional amount due to the Administrator pursuant to Section 20.3(e) minus (iii) the aggregate amount of lost profits or similar damages paid or payable by the Companies under Section 11.01(a)(iv) (Product Tax Losses) of the Master Agreement.

“Investment Agreements” has the meaning set forth in Section 5.5(a).

“Legal Proceedings” has the meaning set forth in Section 8.2(a).

“License” has the meaning set forth in Section 2.4.

“Managed Account Agreements” means the agreements between the Companies or their Affiliates and Managed Account Managers with regard to the managed Separate Accounts or managed divisions thereof.

“Master Agreement” has the meaning set forth in the Recitals to this Agreement.

“MCR” has the meaning set forth in the definition of Tier II Nonguaranteed Elements in this Agreement.

“Monthly Accountings” has the meaning set forth in Section 12.1.

“Monthly Premium Tax Accounting” has the meaning set forth in Section 12.1.

“Nonguaranteed Elements” means any element within a policy, other than policy dividends, which affects policyholder costs or value, and which may be changed at the discretion of the writing company after issue, including, as examples, excess interest, mortality charges or expense charges or mortality and expense risk charges lower than those guaranteed in the policy, indeterminate premiums and participation rates for equity-indexed products and excluding elements that contractually follow a separate account or a defined index.

“Nonguaranteed Elements Methodology” has the meaning set forth in Section 5.4(a).

“Other Revenues” means all expense reimbursement, indemnification, service or revenue sharing payments made to a Company or any of its Affiliates by any Fund, Fund Manager or Managed Account Manager and all Producer commission charge-backs, in each case to the extent attributable to Administered Contracts on or after the Effective Time.

“Participation Agreement” has the meaning set forth in Section 5.3.

“Permits” means all licenses, permits, orders, approvals and non-disapprovals, registrations, authorizations, franchises, certificates, notices, qualifications and similar filings with any Governmental Entity under any Applicable Law.

“Petitioning Party” has the meaning set forth in Section 21.4.

“Post-Closing Administered Contracts” has the meaning set forth in Section 4.1(a).

“Proposed Remediation Plan” has the meaning set forth in Section 20.2(a).

“Qualified Actuary” means, at the time in question, an actuary who meets the qualifications approved and as published from time to time by the Board of Directors of the American Academy of Actuaries and set forth in “Qualification Standards for Actuaries Issuing Statements of Actuarial Opinion in the United Sates – Including Continuing Education Requirements (Effective January 1, 2008)” and its successor editions.

“Reinsurance Recoveries” means amounts actually collected from assuming reinsurers under the Ceded Reinsurance Agreements to the extent relating to General Account Liabilities arising at or after the Effective Time.

“Relationship Manager” has the meaning set forth in Section 3.10.

“Respondent” has the meaning set forth in Section 21.4.

“Retained Services” has the meaning set forth in Section 2.3.

“Security Incident” has the meaning set forth in Section 17.1(b).

“Separate Accounts” means, with respect to each Company, the separate accounts of such Company utilized in connection with its portion of the Business, in each case as identified on Schedule 3.09 to the Master Agreement.

“Separate Account Liabilities” means those liabilities that are payable from the assets of the Separate Accounts under the Administered Contracts.

“Separate Account Reserves” means, as to each of the Companies, the separate account statutory reserves of such Company required to be maintained by such Company in its NAIC Annual Statement Separate Account Blank with respect to the Separate Account Liabilities.

“Stable Value Agreements” has the meaning set forth in Section 5.2(a)(iv).

“Termination Effective Time” means, in the case of a termination pursuant to Section 20.2, 12:00 a.m. Eastern Time on the effective date of such termination.

“The Hartford Document Retention Policy” means the document retention policy attached as Schedule D hereto and as modified from time to time after the Closing to the extent the Administrator reasonably determines that such modifications are necessary in order for such policy to comply with Applicable Law.

“The Hartford Information Security Requirements” means the information security and data protection policies attached as Schedule E hereto and as modified from time to time after the Closing to the extent the Administrator reasonably determines that such modifications are necessary in order for such policies to comply with Applicable Law.

“Tier I Nonguaranteed Elements” means those Nonguaranteed Elements with respect to the Administered Contracts that are not Tier II Nonguaranteed Elements.

“Tier II Nonguaranteed Elements” means those Nonguaranteed Elements with respect to the Administered Contracts falling into the following categories: (i) cost of insurance (“COI”) charges; (ii) mortality contingency reserve (“MCR”) determination and experience analysis procedures (including, but not limited to, mortality retention charge, COI surcharges, target

MCR levels, and experience credits ); (iii) general account interest crediting; (iv) interest rates paid on death proceeds; (v) premium based charges to cover the cost of state and local premium taxes and other state and local taxes (except that if there are instances where a charge is determined to not reflect the appropriate rate of taxation, an adjustment may be made to the MCR to reflect the difference between the actual charge and the appropriate charge); (vi) premium based charges which are used on some products to cover expenses associated with policy acquisition; and (vii) premium based charges and any experience credits under the Company’s methodology to cover the cost of federal DAC Taxes imposed under Section 848 of the Internal Revenue Code and related tax deductions due to the amortization of these tax costs.

“Underwriting Agreement” has the meaning set forth in Section 5.3.

ARTICLE II

AUTHORITY

Section 2.1. Appointment. Subject to Sections 2.2 and 2.3, each Company hereby appoints the Administrator, and the Administrator hereby accepts such appointment, to provide as an independent contractor of each Company, from and after the Closing Date, on the terms as set forth in this Agreement, all administrative services necessary or appropriate with respect to the Administered Contracts and Accounts (including those services set forth in this Agreement and on Schedule F), including all tasks, activities, responsibilities and services (other than Retained Services) (i) performed in respect or in support of the Administered Contracts and Accounts by any of the Transferred Employees or any Subject Employees who were displaced as a result of the transactions contemplated by the Master Agreement; (ii) required to fulfill the obligations of each Company and its Affiliates with respect to the Administered Contracts and Accounts; (iii) described in any procedures manual and/or operations manual, if any, maintained by each Company, its Affiliates and their contractors and delivered to the Administrator to the extent applicable to the performance of the Administrative Services; or (iiii) reasonably related to the tasks, activities and services specifically described in this Agreement other than the Retained Services, but excluding in each case the Retained Services (the “Administrative Services”). Notwithstanding the foregoing, the Administrator shall not be required to perform an Administrative Service to the extent (but only to the extent) and for so long as the Administrator is reasonably unable to do so using the Transferred Assets (as supplemented with the assets and resources that the Administrator must obtain to replace the Excluded Assets), the rights granted to the Administrator hereunder, the services to be provided to the Administrator under the Transition Services Agreement, the services to be provided to the Administrator under the Separate Account Support Services Agreement, the rights granted to the Administrator under the License Agreements and the rights granted to Purchaser or its Affiliates under the Assigned and Assumed Contracts. If the Administrator is unable to perform any Administrative Service for any of the foregoing reasons, it shall notify the Relationship Manager for the Companies of its inability to perform and the reasons therefor. The parties’ Relationship Managers shall meet within five (5) days thereafter to discuss the Administrator’s inability to perform and potential, mutually agreeable, resolutions that would facilitate the provision of such Administrative Service. If the parties are unable to agree on a resolution, and if the applicable Company in good faith continues to dispute the fact that the Administrator is unable to perform the applicable Administrative Service due to the reasons described in the second sentence of this Section 2.1, then such Company shall be entitled to seek to resolve such dispute pursuant to Section 21.1 and, if the dispute cannot be resolved pursuant to such Section, then pursuant to Sections 21.2 through 21.10.

Section 2.2. Provision of Administrative Services Subject to Transition Services Agreement. The parties hereby agree that to the extent any Administrative Service is provided by either of the Companies or their Affiliates pursuant to the Transition Services Agreement, the Administrator shall have no obligation to provide such Administrative Service pursuant to this Agreement until such Company’s or such Affiliate’s obligation to provide such Administrative Service pursuant to the Transition Services Agreement has terminated in accordance with the terms thereof. Thereafter, the Administrator shall perform such Administrative Service.

Section 2.3. Retained Services. The parties hereby agree that, notwithstanding anything herein to the contrary, each Company shall, for the term of this Agreement, continue to provide on its own behalf (i) those administrative services necessary or appropriate with respect to the Administered Contracts and Accounts that are reasonably determined by the Administrator to be required under Applicable Law to be performed by such Company (except that, if such Company reasonably disagrees with such determination by the Administrator, then the Relationship Managers shall meet to resolve such disagreement in good faith and, if they are unable to do so, either party shall be entitled to seek to resolve the dispute pursuant to Section 21.1 and, if the dispute cannot be resolved pursuant to such Section, then pursuant to Sections 21.2 through 21.10); (ii) the preparation of accounting reports, Tax returns, guaranty fund reports, actuarial reports and other reports and certifications contemplated in Articles XII and XIII, in each instance based on information provided by the Administrator as contemplated therein; and (iii) any services expressly contemplated to be provided by either of the Companies hereunder (collectively, the “Retained Services”), in each case, in accordance with Applicable Law, and that the Administrator shall have no obligation to provide the Retained Services.

Section 2.4. Trademark License.

(a) Hartford Fire hereby grants to the Administrator a non-exclusive, limited, right to use the Hartford Name and Hartford Licensed Marks in the United States only to perform the Administrative Services pursuant to this Agreement, and the Administrator accepts such license, all subject to the terms and conditions herein (the “License”).

(b) The Administrator hereby acknowledges and agrees, now or hereafter, not to object to (i) the validity of the Hartford Name and Hartford Licensed Marks (including the goodwill associated with the same); (ii) the sole ownership (beneficially, legal or otherwise) thereof by Hartford Fire; (iii) the exclusive right of Hartford Fire to use and grant permission to use the Hartford Name and Hartford Licensed Marks and control the use thereof, or (iv) the validity of this License.

(c) The Administrator acknowledges and agrees that all goodwill and name and trademark recognition arising from the use, whether past, present or future, of the Hartford Name and Hartford Licensed Marks made by it in connection with the conduct of the Administrative Services shall inure solely to the benefit of Hartford Fire and its Affiliates.

(d) The Administrator acknowledges and agrees to Hartford Fire’s right, title and interest in and to the Hartford Name and Hartford Licensed Marks. Except for the limited License granted herein, no other right, title or interest in the Hartford Name and Hartford Licensed Marks is created for the benefit of the Administrator.

(e) The Administrator will not claim any title or proprietary right to the Hartford Name and Hartford Licensed Marks or in any derivation, adaptation, or variation of the Hartford Name and Hartford Licensed Marks (or in any goodwill associated with any derivation, adaptation or variation of the Hartford Name and Hartford Licensed Marks) or any name, mark or indicia which is similar to or likely to be confused with the Hartford Name and Hartford Licensed Marks.

(f) The Administrator acknowledges and agrees that in using the Hartford Name and Hartford Licensed Marks it shall not represent in any way or in any medium that it has any right, title or interest in or to the Hartford Name and Hartford Licensed Marks or in any registration thereof which may be granted, or in any word or mark confusingly similar thereto, whether registered or not, other than the permission granted to it under this License. The Administrator shall not register or attempt to register in any manner including but not limited to, as a mark, domain name, or business name, the Hartford Name and Hartford Licensed Marks either alone or in combination with any other mark, word, symbol or the like in any country in the world or aid and abet anyone else in doing so; and the Administrator agrees that any use, application or registration in breach of this covenant will inure solely to the benefit of Hartford Fire and its Affiliates. The Administrator agrees to assign and does hereby assign all legal and equitable rights, title and interest in and to any such mark and/or applications and/or registrations to Hartford Fire.

(g) The Administrator shall not sublicense in any manner or form whatsoever, the Hartford Name or Hartford Licensed Marks to any other Person without first obtaining the written consent of Hartford Fire.

(h) The Administrator acknowledges Hartford Fire’s high standards of quality and use. The Administrator shall assure that the nature and quality of products and services that are marketed, advertised, sold or serviced using the Hartford Name and Hartford Licensed Marks will meet or exceed all applicable governmental and regulatory standards and requirements and comply with all requirements of The Hartford’s Brand Standards. The Administrator shall comply with all requirements regarding use of the Hartford Name and Hartford Licensed Marks, including The Hartford’s Brand Standards (a copy of which has been provided to Administrator) as such requirements may be modified from time to time by Hartford Fire and delivered to the Administrator; provided that such requirements and any modifications thereto must be generally and uniformly applicable to any third parties which have comparable rights with respect to the Hartford Name and Hartford Licensed Marks.

(i) The Administrator shall (i) use the Hartford Name and Hartford Licensed Marks as currently used by the Administrator as of the date hereof in Administrator’s performance of services and (ii) comply with any marking requests which Hartford Fire or the Companies may reasonably make (for example, that the phrases “Registered Trademark,” “Used under license from Hartford Fire Insurance Company” or “Philadelphia Financial Administration

Services Company is the Third Party Administrator (TPA) for certain insurance policies issued by Hartford Life Insurance Company and Hartford Life and Annuity Insurance Company pursuant to an Administrative Services Agreement” be used as applicable).

(j) The Administrator shall furnish to the Hartford Companies or their authorized designee(s), at their request, samples of material bearing the Hartford Name and Hartford Licensed Marks. The Hartford Companies shall have reasonable rights to inspect the same for compliance with the provisions of this License.

ARTICLE III

STANDARD FOR SERVICES; FACILITIES; SUBCONTRACTING; OBLIGATIONS OF COMPANY; DEFENSES

Section 3.1. Standard for Services.

(a) The Administrator shall provide the Administrative Services in all material respects in accordance with (i) the terms of the applicable Administered Contracts and Ceded Reinsurance Agreements; (ii) usual and customary reasonable industry standards as in effect from time to time; (iii) Applicable Law; (iv) the terms of all Material Contracts applicable to the administration of the Business, to the extent in compliance with Applicable Law; and (v) in the case of Administrative Services provided to Contractholders, in accordance with the performance standards set forth in Schedule F hereto. Any errors in the data provided by the Administrator shall be corrected promptly following the discovery thereof. Notwithstanding anything to the contrary set forth in this Agreement, the Administrator may at any time and from time to time seek the consent of the applicable Company in connection with the provision of Administrative Services if the Administrator reasonably determines that the circumstances relating to the provision of such services are not customary or routine. Such Company shall respond to any such request for consent promptly following its receipt of such request.

(b) Each Company represents and warrants that the timing requirements incorporated in the performance standards set forth on Schedule F are based upon and consistent with the timing of the performance of such actions by applicable Company or its Affiliates during the twelve (12) month period prior to the Closing Date. If such time frames are not so consistent, then the Administrator shall be entitled to adjust the timing of the performance of such actions so that they are based upon and consistent with the timing of the performance of such actions by the applicable Company or its Affiliates during the twelve (12) month period prior to the Closing Date, subject to the following sentences of this Section 3.1(b). Before implementing the adjusted timing, the Administrator’s Relationship Manager shall notify the Companies’ Relationship Manager of the issue and the Relationship Managers shall meet within five (5) days thereafter to discuss the matter. Unless the Companies’ Relationship Manager in good faith disagrees with the Administrator’s position within ten (10) days after such meeting, the Administrator shall be entitled to implement the adjusted timing. If, however, the Companies’ Relationship Manager in good faith disagrees with the Administrator’s position, the Administrator shall be entitled to seek to resolve the dispute pursuant to Section 21.1 and, if the dispute cannot be resolved pursuant to such Section, then pursuant to Sections 21.2 through 21.10.

Section 3.2. Facilities and Personnel. Except as may be permitted by the terms of any other agreement between the Administrator and the Companies, and their respective Affiliates, the Administrator shall at all times maintain sufficient facilities, trained personnel and equipment, software, systems and other resources of the kind necessary to perform the Administrative Services in accordance with the performance standards set forth herein.

Section 3.3. Broker-Dealer Services. The Administrator shall arrange for a Person appropriately registered with the SEC as a broker-dealer to provide any of the Administrative Services, to the extent that such Administrative Service may only be provided by a registered broker-dealer or a registered representative of such broker-dealer. The Hartford Companies shall, and shall cause the principal underwriter of the Administered Contracts to, grant any consents, appointments, approvals, assignments or authorizations reasonably necessary to permit such broker-dealer services to be provided by an appropriately licensed and registered broker-dealer (and the registered representatives of such broker-dealer) designated by the Administrator, whether prior to, in connection with or following a Pre-Authorized Assignment.

Section 3.4. Independent Contractor. For all purposes hereof, except as explicitly set forth herein, the Administrator shall at all times act as an independent contractor, and the Administrator and its Affiliates, on the one hand, and each Company and their Affiliates, on the other hand, shall not be deemed an agent, lawyer, employee, representative, joint venturer or fiduciary of one another, nor shall this Agreement or the Administrative Services or any activity or any transaction contemplated hereby be deemed to create any partnership or joint venture between the parties or among their Affiliates.

Section 3.5. Subcontracting. The Administrator may subcontract for the performance of any Administrative Service with respect to the Administered Contracts and Accounts to (i) any Person if the service to be sub-contracted is primarily a routine task or function generally considered ancillary to the Administrative Services that does not require the service provider to interact with any Customer or to have access to any Customer Information or Confidential Information of either Company or their Affiliates; (ii) an Affiliate of the Administrator; or (iii) any other Person with the prior written consent of the applicable Company, such consent not to be unreasonably withheld, conditioned or delayed; provided that no such subcontracting shall relieve the Administrator from any of its obligations or liabilities hereunder, and the Administrator shall remain responsible for all obligations or liabilities of such subcontractor with respect to the providing of such service or services as if provided by the Administrator.

Section 3.6. Disaster Recovery.

(a) For as long as Administrative Services are provided hereunder, the Administrator shall, and shall cause its Affiliates to, maintain and adhere to the Disaster Recovery Plans. As part of the Administrative Services, the Administrator shall implement the Disaster Recovery Plan(s) (or, if applicable, the Closing Date DR Plans) for the continuation of the Administrative Services, including recovery of any Customer Information (as defined in Article XVII) and the Administrator’s operating environment and telecommunications infrastructure as necessary to provide the Administrative Services with no or minimal interruption or material degradation of service quality. Each Company shall be provided at least two (2) weeks’ notice of, and shall have the right to participate in, the Administrator’s testing of its Disaster Recovery Plan(s) (or, if applicable, the Closing Date DR Plans).

(b) The Companies represent and warrant that the Disaster Recovery Plans set forth on Schedule A are the backup, business continuation and disaster recovery plans utilized by Hartford Life Private Placement, LLC as of the Closing Date (the “Closing Date DR Plans”). If the Disaster Recovery Plans set forth on Schedule A differ in any material respect from the Closing Date DR Plans, then the Administrator shall be entitled to implement the Closing Date DR Plans in lieu of the Disaster Recovery Plans set forth on Schedule A, subject to the following sentences of this Section 3.6(b). Before implementing the Closing Date DR Plans, the Administrator’s Relationship Manager shall notify the Companies’ Relationship Manager of the issue and the Relationship Managers shall meet within five (5) days thereafter to discuss the matter. Unless the Companies’ Relationship Manager in good faith disagrees with the Administrator’s position within ten (10) days after such meeting, the Administrator shall be entitled to implement the Closing Date DR Plans in lieu of the Disaster Recovery Plans set forth on Schedule A. If, however, the Companies’ Relationship Manager in good faith disagrees with the Administrator’s position, the Administrator shall be entitled to seek to resolve the dispute pursuant to Section 21.1 and, if the dispute cannot be resolved pursuant to such Section, then pursuant to Sections 21.2 through 21.10. The Administrator’s exclusive remedy for the Companies’ breach of the representation and warranty set forth in the initial sentence of this Section 3.6(b) shall be the right to implement the Closing Date DR Plans going forward and, if applicable, to recover its reasonable and documented incremental costs incurred in implementing the Disaster Recovery Plans instead of the Closing Date DR Plans.

Section 3.7. Permits.

(a) The Administrator, or any permitted subcontractor of the Administrator, shall at all times maintain all Permits required in order to perform the Administrative Services in the manner required by this Agreement.

(b) Each Company at all times shall, and shall cause its Affiliates to, obtain and maintain all necessary Permits from Governmental Entities that are required under Applicable Law for the conduct of the Business; provided that: (i) the Administrator shall reimburse the applicable Company for all reasonable and documented out-of-pocket costs and expenses incurred by such Company and its Affiliates in complying with this Section 3.7(b) to the extent a Permit is required to be obtained and maintained exclusively in connection with the Business, or is required to be obtained and maintained as a result of changes in the conduct of the Business that are effected by the Administrator following the date of this Agreement (it being further agreed that if such Company is required to maintain a Permit to engage in activities unrelated to the Business, such reimbursement obligation will be limited to the additional cost (if any) required to amend such Permit to make it applicable to the Business), but excluding any such out-of-pocket costs and expenses arising out of capital or margin maintenance or requirements of such Company or its Affiliates; and (ii) neither such Company nor any of its Affiliates shall be required to take any action that it reasonably believes would be impermissible from a regulatory standpoint or would not be permitted by Applicable Law or would result in a breach of its obligations under any Contract.

Section 3.8. Insurance. The Administrator shall maintain insurance in the amounts and with the terms and conditions set forth on Schedule G hereto.

Section 3.9. Defenses of the Administrator. The Administrator shall be excused from any failure to perform its obligations hereunder to the extent such failure is not due to any fault of the Administrator or any Subcontractor but rather, is due to a breach by either Company or any Affiliate of such Company of this Agreement or a breach by either Company or any of its Affiliates under the Master Agreement or any Ancillary Agreement.

Section 3.10. Relationship Manager. The Companies, acting jointly, and the Administrator shall each appoint a relationship manager (each, a “Relationship Manager”) to be its respective authorized representative empowered to act on its respective behalf in connection with the Administrative Services and any changes to the terms of this Agreement. The name of the initial Relationship Manager for each party, along with its relevant contact information, is set forth on Schedule H. Each party may replace its Relationship Manager with other employees or officers with comparable knowledge, expertise and decision-making authority by giving prior written notice to the other party from time to time. Each Relationship Manager shall have day-to-day responsibility for ensuring the provision of Administrative Services by the party that appointed such manager and for the smooth and efficient operation under this Agreement by such party. The Relationship Managers shall also meet on a monthly basis (or at such other times as may be mutually agreed by the parties), by conference call or by other means reasonably acceptable to the parties, to discuss performance in the administration of services hereunder and may establish a set of procedures, including frequency of meetings and reporting, and other reasonable structures for their cooperation and the cooperation of both parties in the execution of their obligations pursuant to this Agreement and shall otherwise meet as needed as described in this Agreement.

Section 3.11. Abandonment. The Administrator shall not Abandon the Administrative Services or the Agreement. If the Administrator breaches or threatens to breach the foregoing covenant, the Administrator agrees that the Companies will be irreparably harmed, and, without any additional findings of irreparable injury or harm or other considerations of public policy, the Companies shall be entitled to apply to a court of competent jurisdiction for an injunction compelling specific performance by the Administrator of its obligations under this Agreement without the necessity of posting any bond or other security. The Administrator further agrees not to oppose any such application for injunctive relief by the applicable Company except to require that such Company establish that the Administrator has committed an Abandonment.

Section 3.12. Document Retention; Information Security.

(a) In performing the Administrative Services and its obligations under this Agreement, the Administrator shall at all times comply with The Hartford Document Retention Policy to the extent applicable to the Administered Contracts and Accounts. The Companies represent and warrant that The Hartford Document Retention Policy attached as Schedule F hereto, to the extent it applies to the provision of the Administrative Services, is the Companies’ document retention policy as of the Closing Date (the “Closing Date Document Retention Policy”). If The Hartford Document Retention Policy, to the extent it would apply to the provision of the Administrative Services, differs in any material respect from the Closing Date

Document Retention Policy, then the Administrator shall be entitled to implement the Closing Date Document Retention Policy in lieu of The Hartford Document Retention Policy, subject to the following sentences of this Section 3.12(a). Before implementing the Closing Date Document Retention Policy, the Administrator’s Relationship Manager shall notify the Companies’ Relationship Manager of the issue and the Relationship Managers shall meet within five (5) days thereafter to discuss the matter. Unless the Companies’ Relationship Manager in good faith disagrees with the Administrator’s position within ten (10) days after such meeting, the Administrator shall be entitled to implement the Closing Date Document Retention Policy in lieu of The Hartford Document Retention Policy. If, however, the Companies’ Relationship Manager in good faith disagrees with the Administrator’s position, the Administrator shall be entitled to seek to resolve the dispute pursuant to Section 21.1 and, if the dispute cannot be resolved pursuant to such Section, then pursuant to Sections 21.2 through 21.10. The Administrator’s exclusive remedy for the Companies’ breach of the representation and warranty set forth in the second sentence of this Section 3.12(a) shall be the right to implement the Closing Date Document Retention Policy going forward and, if applicable, to recover its reasonable and documented incremental costs incurred in implementing The Hartford Document Retention Policy instead of the Closing Date Document Retention Policy.

(b) In performing the Administrative Services and its obligations under this Agreement, the Administrator shall at all times comply with The Hartford Information Security Requirements.

ARTICLE IV

UNDERWRITING

Section 4.1. Underwriting Obligations. From and after the Closing Date, the Administrator shall assume the obligations set forth below in this Article IV.

(a) The Administrator may issue Administered Contracts after the Closing Date (“Post-Closing Administered Contracts”) in the name of the applicable Company utilizing the same forms and the same offering documents in use for the Administered Contracts issued prior to the Closing Date, as such forms and offering documents may be amended from time to time; provided in each case that Post-Closing Administered Contracts may only be issued as required by and in accordance with the terms of in force Administered Contracts in effect as of the Closing Date. In addition, the Administrator may issue Post-Closing Administered Contracts in the name of the applicable Company as required to replace or remediate Administered Contracts in force prior to the Closing Date in order to comply with Applicable Law. Notwithstanding the foregoing, if a Contractholder elects to convert or exchange a policy or certificate under its Administered Contract to another insurance policy or annuity contract as permitted by and in accordance with the terms of such Administered Contract, the Administrator will cooperate with the applicable Company as reasonably necessary to effectuate such exchange or conversion, and such other insurance policy or annuity contract shall not be administered under this Agreement. The Companies and their respective Affiliates shall not undertake efforts designed to target any or all Contractholders to (i) convert or exchange a policy or certificate under its Administered Contract for or to another insurance policy or annuity contract that is not administered under this Agreement; or (ii) surrender or terminate its Administered Contract or to take withdrawals or loans from its Administered Contract, either in whole or in part.

(b) The Administrator may recommend to the Companies amendments to the products, benefits, forms and offering documents in use for the Administered Contracts, including recommending the introduction, closing, combination or substitution of investment options, including Funds, managed Separate Accounts and stable value options, and, at the direction of the applicable Company, the agreement of such Company not to be unreasonably withheld, conditioned or delayed, may make such amendments, introductions, closings, combinations or substitutions on behalf of such Company. Notwithstanding the foregoing, the applicable Company shall not be required to consent to any such amendment, introduction, closing, combination or substitution if it would (i) increase the cost of such Company or its Affiliates to support the Administered Contracts, increase the cost of such Company or its Affiliates under any Managed Account Agreement, Participation Agreement, Underwriting Agreement or Material Contract, or increase the cost of such Company or its Affiliates to perform the Retained Services unless, in each case, the Administrator shall have reimbursed such Company for all reasonably documented internal costs applied consistently and all reasonably incurred out-of-pocket costs; (ii) violate the terms of any Managed Account Agreement, Participation Agreement, Underwriting Agreement or Material Contract; or (iii) otherwise violate Applicable Law or cause such Company or its Affiliates to violate any of their fiduciary duties.

(c) The Administrator shall assume responsibility for (i) the provision of all applications and other Contractholder materials to agents and Persons seeking to apply for Post-Closing Administered Contracts; (ii) all underwriting necessary or appropriate with respect to such applicants; (iii) the processing of underwriting-related transactions; and (iv) the issuance of Post-Closing Administered Contracts. However, except with respect to employees of the Administrator or its Affiliates, the Administrator shall have no responsibility for the appointment of agents or registered representatives by or on behalf of the Companies or any of their respective Affiliates, or for the licensure or registration of such agents or registered representatives under Applicable Law or the rules of any self-regulatory organization, including but not limited to the Financial Industry Regulatory Authority.

(d) The Administrator shall notify the applicable Company of all revisions to the Administered Contracts that are required by changes in Applicable Law that occur following the date of this Agreement or that are actually known by the Administrator’s Chief Compliance Officer (or equivalent position) to have been required by Applicable Law in effect prior to the date of this Agreement and, at the direction of such Company, shall prepare and provide to Contractholders all such revisions to the Administered Contracts to be made by such Company.

(e) To the extent (i) required by changes in Applicable Law that occur following the date of this Agreement, (ii) actually known by the Administrator’s Chief Compliance Office (or equivalent position) to be required by Applicable Law in effect prior to the date of this Agreement or (iii) required by the terms of the Administered Contracts in effect immediately prior to the date of this Agreement, the Administrator shall prepare conforming amendments to the Administered Contracts, and the Companies shall take all actions necessary to execute such amendments, provided only that such amendments have been prepared to the reasonable satisfaction of the applicable Company.

(f) The Administrator shall be entitled, in its discretion, to exercise any right of the Companies under the Administered Contracts to refuse additional premium payments. The Administrator shall notify the Companies of any such event.

ARTICLE V

AGREEMENTS WITH RESPECT TO ADMINISTERED CONTRACTS AND SEPARATE ACCOUNTS

Section 5.1. Administered Contracts. Except as otherwise provided in Section 5.4, neither Company, on its own initiative, shall change, and in any case shall not waive, the terms and conditions of any Administered Contract issued by such Company unless any such change or waiver affects solely the Retained Business (and in such case, the applicable Company shall give the Administrator prompt notice of such proposed change or waiver). With respect to any change required by reason of the requirement of any Governmental Entity or otherwise required by Applicable Law, the applicable Company shall, to the extent practicable, prior to the effectiveness of any such change, promptly notify the Administrator of such proposed change and afford the Administrator the opportunity, to the extent practicable, to object to such change under any formal and informal administrative procedures that may be available with respect to such Applicable Law or requirement of a Governmental Entity.

Section 5.2. Management of Separate Accounts.

(a) From and after the Closing Date, subject to Applicable Law, Section 5.15(c) of the Master Agreement, or other legal obligations (including the terms of the relevant Administered Contracts), and only in response to a specific request by a Contractowner, the Administrator may make changes in the Funds, the Separate Accounts and the managed Separate Accounts with the applicable Company’s prior written consent (which consent such Company shall grant unless such Company reasonably believes that such change would (i) increase the cost of such Company or its Affiliates to support the Separate Accounts or perform the Retained Services unless, in each case, the Administrator shall have reimbursed such Company for all reasonably documented internal costs applied consistently and all reasonably incurred out-of-pocket costs; or (i) violate Applicable Law, applicable fiduciary duties, the Nonguaranteed Elements Methodology as then in effect or the terms of any Managed Account Agreement, Participation Agreement, Underwriting Agreement, or Material Contract), including:

(i)	substituting any Fund for any other Fund currently available for investment under any Administered Contract and making available to Contractholders new Funds for investment under Administered Contracts;

(ii)	making any other change in the Funds available for such investment, including making additional collective investment vehicles available for investment under the Administered Contracts;

(iii)	changing the investment guidelines, adviser, sub-adviser (if any), investment advisory or sub-advisory agreement, including the management or sub-advisory fees thereunder, of any managed Separate Account;

(iv)	amending or replacing any stable value agreement between the applicable Company and the SV Providers with respect to the assets of Separate Accounts, as well as any related service agreements (each a “Stable Value Agreement”) held in an Separate Account;

(v)	establishing limited liability companies through which Separate Accounts may invest in Funds;

(vi)	establishing new Separate Accounts to be made available under the Administered Contracts, including both Separate Accounts that invest in Funds and managed Separate Accounts;

(vii)	closing any Separate Account to additional direct or indirect investment;

(viii)	combining, dividing or terminating any Separate Account available under the Administered Contracts;

(ix)	registering or de-registering any Separate Account under the 1940 Act; and

(x)	commencing, continuing or discontinuing operation of a Separate Account as a managed separate account.

Any such changes shall be made at the Administrator’s expense. If the Administrator makes a change in the Administered Contracts or the Separate Accounts in connection with the change of a Fund option as permitted above, the Administrator shall, at its own expense, prepare for signature by the applicable Company and transmit on behalf of such Company to the appropriate Governmental Entity any SEC exemptive application, no-action letter or other regulatory filing necessary to reflect or implement such change.

(b) The Administrator shall in all material respects administer all investments held by such Separate Accounts in accordance with usual and customary industry practice, Applicable Law, and the terms of the relevant Administered Contracts. Either Company may, upon reasonable advance notice, as it reasonably determines is required by Applicable Law, fiduciary duty, or other legal obligations (including the terms of the relevant Administered Contracts), terminate any such Separate Account or close it to additional direct or indirect investment (except that such termination shall not affect the rights of the Administrator set forth in Section 5.2(a)).

(c) Nothing in this Agreement shall be interpreted so as to preclude or in any way restrict the Companies or their relevant Affiliates, in their sole discretion, from seeking to change the investment objective of, liquidate, merge, or otherwise terminate any Fund managed by an Affiliate of the applicable Company, or any series thereof, that is available for investment other than through the Separate Accounts; provided that in the event of (i) a material change to such Fund’s investment objective, (ii) an increase in advisory or other fees charged, (iii) the failure of a Fund to provide services documented in the contract with such Fund or (iv) the termination of such Fund, the Administrator may replace such Fund in accordance with Section 5.2(a).

(d) During the term of this Agreement, the Administrator and its Affiliates will not take any action that causes or would be reasonably likely to cause any Administered Contract, other than any Registered Contract identified on Schedule 3.09 to the MTA, to be required to be registered with the SEC pursuant to the Securities Act of 1933, as amended.

Section 5.3. Recommendations. The Administrator shall be entitled to make recommendations to the Companies as to the exercise by the applicable Company of any right or remedy under (i) the Administered Contracts; (ii) the Stable Value Agreements; (iii) the participation agreements between such Company and the Funds in which assets of the applicable Separate Accounts are invested, as well as any related service agreements between such Company, the Funds and/or their Affiliates (each, a “Participation Agreement”); (iv) the Managed Account Agreements; (v) the underwriting agreements between such Company and the principal underwriters for the Administered Contracts (the “Underwriting Agreements”); and (vi) any other agreements related to the distribution of the Administered Contracts. Except in the case of recommendations pertaining to Nonguaranteed Elements (which shall be governed by Section 5.4), the applicable Company shall accept such recommendations and cooperate with the Administrator in the implementation thereof unless (A) such Company reasonably believes that the acceptance and implementation of such recommendation would (I) increase the cost of such Company or its Affiliates to support the Separate Accounts or perform the Retained Services unless, in each case, the Administrator shall have reimbursed such Company for all reasonably documented internal costs applied consistently and all reasonably incurred out-of-pocket costs or (II) violate Applicable Law, applicable fiduciary duties or the terms of any Managed Account Agreement, Participation Agreement, Underwriting Agreement or Material Contract; or (B) the President (or the Person holding the comparable position if the position of President no longer exists) of the Wealth Management Division of such Company (or the comparable successor division if the Wealth Management Division no longer exists) certifies to the Administrator in writing that such Company has in good faith and reasonably determined that such request would cause reputational harm to Hartford Financial Services Group, Inc. and its subsidiaries taken as a whole.

Section 5.4. Nonguaranteed Elements.

(a) From and after the Effective Time, the Companies shall establish the applicable Nonguaranteed Elements of their respective Administered Contracts in accordance with the methodology set forth in Schedule I (the “Nonguaranteed Elements Methodology”). Neither Company shall change the Nonguaranteed Elements Methodology unless its Company Actuary determines that such change is required (i) by Applicable Law; (ii) by actuarial standards of practice then in effect; or (iii) in order for the Nonguaranteed Elements Methodology to be consistent with a change to the non-guaranteed elements policy of such Company as adopted by the board of directors of such Company, provided that such policy (or changes thereto) adopted by such board of directors applies to the variable products of such

Company generally and not solely to the Administered Contracts. If the Nonguaranteed Elements Methodology is changed in accordance with the preceding sentence, the applicable Company shall promptly deliver to the Administrator the Nonguaranteed Elements Methodology as so changed together with an explanation of the change prepared by its Company Actuary.

(b) The Administrator may recommend changes to the Nonguaranteed Elements Methodology. Any such proposed changes must be in writing and include a description of the requested change, the rationale for such change, supporting documentation reasonably acceptable to the Company Actuary, and a certification by a Qualified Actuary engaged by the Administrator that such recommendation complies with Applicable Law and actuarial standards of practice then in effect. In such instance, the applicable Company shall consider the recommendations of the Administrator in determining whether and to what extent to so revise the Nonguaranteed Elements Methodology. If the applicable Company rejects the recommended change, such Company shall so notify the Administrator of the rejection.

(c) The Administrator shall review all Nonguaranteed Elements under the Administered Contracts in a manner generally consistent with the Companies’ past practice with respect to such review or as reasonably requested by the Companies from time to time. The Administrator shall notify the Companies of its recommendations as to changes, if any, in the case of the Tier II Nonguaranteed Elements, and its proposed changes, if any, in the case of Tier I Nonguaranteed Elements, and implement any changes to Nonguaranteed Elements under the Administered Contracts, as follows:

(i)	With respect to recommendations for the Tier II Nonguaranteed Elements related to the MCR, provided that such recommendations are consistent with the MCR determination and experience analysis procedures in use by the Companies immediately prior to the Effective Time or under a revised procedure, agreed to, in writing, by the Companies, the Administrator shall notify the Companies at least five (5) days in advance of the proposed implementation date of the recommendations. If the Companies do not object by the close of the five (5) day notice period, the Administrator shall implement the recommended change.

(ii)	With respect to recommendations for the all other Nonguaranteed Elements under the Administered Contracts, the Administrator shall notify the Companies at least twenty (20) days in advance of the proposed implementation date of the recommendations, which notification shall be accompanied by a certification by a Qualified Actuary engaged by the Administrator that such proposed changes comply with (i) the Nonguaranteed Elements Methodology then in effect; (ii) the terms of the Administered Contracts; (iii) Applicable Law; and (iv) actuarial standards of practice then in effect. If the Companies do not object within fifteen (15) days of their receipt of notice, the Administrator may implement the change. If, however, the Companies, in good faith, believe that the proposed changes in respect of the Tier I Nonguaranteed Elements do not comply with the requirements set forth in the preceding sentence, the Companies shall be entitled to seek to resolve the dispute pursuant to Section 21.1 and, if the dispute cannot be resolved pursuant to such Section, then pursuant to Sections 21.2 through 21.10.

(d) Notwithstanding the foregoing, the Companies may make changes to the Tier II Nonguaranteed Elements with respect to the Administered Contracts provided that such changes comply with (i) the Nonguaranteed Elements Methodology then in effect; (ii) the terms of the Administered Contracts; (iii) Applicable Law; and (iv) actuarial standards of practice then in effect; and further provided that the applicable Company delivers to the Administrator a certificate from the Company Actuary that such change is necessary in order for such Company to maintain the benefit, expense and profit coverage (to the extent to be derived from the Tier II Nonguaranteed Elements) on the applicable Administered Contracts at levels consistent with (and, in the case of profits, not unreasonably in excess of) the assumptions in effect immediately prior to the date of the Master Agreement with respect to such benefit, expense and profit coverage (to the extent to be derived from the Tier II Nonguaranteed Elements). If such Company desires to make such changes to the Tier II Nonguaranteed Elements, it shall so notify the Administrator of its intent to do so at least twenty (20) days in advance of the proposed implementation date of the proposed changes, which notification shall be accompanied by a certification by the Company Actuary or a Qualified Actuary engaged by the Company that such changes comply with the requirements set forth in the preceding sentence. If the Administrator does not object within seven (7) days of its receipt of the change request, it shall implement the change on behalf of the Companies. If, however, the Administrator in good faith believes that the proposed change does not comply with the requirements of the first sentence of this subsection (d), the Companies shall be entitled to seek to resolve the dispute pursuant to Section 21.1 and, if the dispute cannot be resolved pursuant to such Section, then pursuant to Sections 21.2 through 21.10.

(e) In the event a dispute under this Section 5.4 is pending, the Companies shall have full authority to establish the Tier II Nonguaranteed Elements and the Administrator shall have full authority to establish the Tier I Nonguaranteed Elements, pending the outcome of the dispute.

(f) The Administrator shall provide to the Companies, within thirty (30) days following the end of each calendar year during the term hereunder: (i) a report listing all changes made to the Nonguaranteed Elements under the Administered Contracts during that calendar year; (ii) a certification by a Qualified Actuary engaged by the Administrator that such changes comply with the then current Nonguaranteed Elements Methodology; and (iii) documentation reasonably acceptable to the Company Actuary supporting such change.

Section 5.5. Maintenance of Contracts.

(a) Set forth on Schedule J are (i) each of the agreements with the Funds, the Fund Managers, the Managed Account Managers and the SV Providers that relate to the Administered Contracts (such agreements, any other such agreements which may be in effect as of the Effective Time, and any related service agreements between the Companies or any of their Affiliates, on the one hand, and any Fund, Fund Manager, SV Provider or Managed Account Manager, on the other hand, collectively, the “Investment Agreements”). Except as instructed by the Administrator, and subject to Section 5.5(d), (i) each of the Companies shall use commercially reasonable efforts to cooperate with the Administrator to continue in force the existing Investment Agreements to which it is a party, and shall cause its other Affiliates to use commercially reasonable efforts to cooperate with the Administrator to continue in force the existing Investment Agreements to which such Affiliate is a party, in each case to the extent such agreements relate to the Administered Contracts; (ii) the Companies shall not, and shall cause their other Affiliates to not, agree to amend, modify or terminate, expand, or otherwise alter or waive compliance with any of the provisions of, any Investment Agreement (including with respect to any Fund option) in any manner, to the extent related to the Administered Contracts, without the Administrator’s prior written consent; (iii) the Companies shall, and shall cause their other Affiliates to, take all commercially reasonable action requested by the Administrator consistent with the terms of such Investment Agreements, including negotiation with relevant counterparties, to amend, modify, expand, or otherwise alter or waive compliance with any of the provisions of, such contracts in the manner reasonably requested by the Administrator; (iv) the Companies shall, and shall cause their other Affiliates to, use commercially reasonable efforts to enforce all of the Companies’ or such Affiliate’s (as the case may be) rights and remedies and timely perform all of the Companies’ or such Affiliate’s (as the case may be) obligations under such agreements; (v) the Companies shall not, and shall cause their other Affiliates to not, solicit or encourage Contract holders, directly or indirectly, to exchange, surrender or terminate, any Administered Contract for a replacement contract that would not be an Administered Contract under this Agreement; and (vii) the applicable Company shall provide the Administrator with prompt notice after one of the Companies or an Affiliate of such Company (as the case may be) becomes aware of any proposal by any such Fund, Fund Manager, Managed Account Manager and/or SV Provider to terminate any Investment Agreement or to amend or reduce any fees payable to such Company or such Affiliate (as the case may be) under any such Investment Agreement.

(b) The Companies shall use commercially reasonable efforts to, and shall cause their Affiliates to use commercially reasonable efforts to, cooperate with the Administrator to assist the Administrator in attempting to prevent surrenders or exchanges of Administered Contracts, including utilizing commercially reasonable efforts to cooperate with the Administrator with respect to assisting in Contractholder servicing, communications and resolution of complaints, adding or replacing Managed Account Managers, SV Providers, Funds or Fund Managers for the Separate Accounts of the applicable Company, cooperating with agents or brokers or other intermediaries and taking such other actions in connection with the foregoing as the Administrator may reasonably request. Neither the Companies nor their Affiliates shall be required to take any action pursuant to this Section 5.5(b) if the applicable Company reasonably believes that the taking of such action would interfere or conflict with the business objectives of such Company or its Affiliates or would otherwise disadvantage such Company or its Affiliates in the pursuit of such other business objectives. The Companies agree that the rights of the Companies set forth in the immediately preceding sentence apply solely with respect to the obligations of the Companies set forth in this Section 5.5(b), and that the business objectives of the Companies or their Affiliates referred to in the immediately preceding sentence do not include any plans to undertake efforts designed to target any or all Contractholders to (i) convert or exchange a policy or certificate under its Administered Contract for or to another insurance policy or annuity contract that is not administered under this Agreement; or (ii) surrender or terminate its Administered Contract or to take withdrawals or loans from its Administered Contract, either in whole or in part.

(c) Each Company shall reasonably cooperate with the Administrator to cause all appointments of Producers engaged by such Company or any of its Affiliates with respect to the Administered Contracts to remain in full force and effect subject to the terms of their appointment and any contracts related to such appointment. The Companies may not terminate any Producer who breaches the terms of such Producer’s contract without the Administrator’s consent (such consent not to be unreasonably withheld) unless such breach constituted fraud, bad faith or willful misconduct or unless such Producer otherwise commits an act the President (or the Person holding the comparable position if the position of President no longer exists) of the Wealth Management Division of such Company (or the comparable successor division if the Wealth Management Division no longer exists) certifies to the Administrator in writing (in the applicable Company’s good faith reasonable determination) has caused or would likely cause reputational harm to the applicable Company or its Affiliates.

(d) The obligations of the Companies as set forth above in this Section 5.5 shall be subject to the following conditions: (i) the Administrator shall reimburse the applicable Company for all costs and expenses incurred by such Company and its Affiliates resulting from taking direction from the Administrator from time to time pursuant to this Section 5.5, and (ii) neither such Company nor any of its Affiliates shall be required to take any action that it reasonably believes, after consultation with legal counsel, to be impermissible from a regulatory standpoint or otherwise to be in violation of Applicable Law or the terms of any Contract in any material respect.

Section 5.6. Maintenance of Separate Accounts.

(a) For each of the Administered Contracts issued by the Companies, the amount to be invested on a variable basis in accordance with the terms of such Administered Contract shall be held by the applicable Company in the applicable Separate Account of such Company, and all contributions with respect to such Administered Contract shall be deposited in such Separate Accounts to the extent required by such Administered Contract. From and after the Effective Time, each Company shall retain, control and own all assets held in its Separate Accounts and shall hold its Separate Account Reserves.

(b) During the term of this Agreement, each Company will continue to make its Separate Accounts (including managed Separate Accounts) available for investment under all of the applicable Company’s Administered Contracts that invested in such Separate Accounts immediately prior to the Effective Time, except as otherwise permitted or required under this Agreement.

Section 5.7. Maintenance of Investment Agreements. During the term of this Agreement, each Company or an appropriate Affiliate will maintain Investment Agreements with respect to each and every Fund available under any Administered Contract for investment through any Separate Account immediately prior to the Effective Time, except as otherwise permitted or required under this Agreement.

ARTICLE VI

[RESERVED]

ARTICLE VII

CLAIMS HANDLING

Section 7.1. Claim Administration Services. From and after the Closing Date, subject to Section 2.3, the Administrator shall acknowledge, consider, review, investigate, deny, settle, pay (in accordance with Section 6.1) or otherwise dispose of each claim for benefits and disbursements reported under each Administered Contract (each, a “Claim” and collectively the “Claims”).

Section 7.2. Description of Claim Administration Services. Without limiting the foregoing, the Administrator shall:

(a) provide claimants under the Administered Contracts and their authorized representatives (collectively, “Claimants”) with Claim forms and provide reasonable explanatory guidance to Claimants in connection therewith;

(b) establish, maintain and organize Claim files and maintain and organize other Claims-related records;

(c) review all Claims and determine whether the Claimant is eligible for benefits and if so, the nature and extent of such benefits;

(d) prepare and distribute to the appropriate recipients and Governmental Entities any reports relating to periods following the Closing Date as required by Applicable Law;

(e) respond to all written or oral Claims-related communications that the Administrator reasonably believes to require a response;

(f) maintain a complaint log with respect to the Administered Contracts in accordance with applicable requirements of Governmental Entities and provide a copy of such log, continuously updated through the last day of each month during the term of this Agreement, to the applicable Company on or before the twentieth (20th) Business Day of each month covering changes during the preceding month; and

(g) respond to and manage any Claims-related matters pursuant to Article VIII.

ARTICLE VIII

REGULATORY AND LEGAL PROCEEDINGS

Section 8.1. Regulatory Complaints and Proceedings.

(a) The Administrator shall, to the extent permitted by Applicable Law, and subject to the procedures set forth in Section 11.02 of the Master Agreement regarding Third Party Claims, respond to any Claims payment related complaints or inquiries made by any Governmental Entity with respect to the Administered Contracts (to the extent such complaints and inquiries relate to periods following the Closing Date) within the Governmental Entity’s requested time frame for response or, if no such time frame is provided, within the time frame as allowed by Applicable Law, and promptly provide a copy of such response to the applicable Company.

(b) The Administrator shall (i) promptly notify the applicable Company of any non-Claims payment related complaints or inquiries initiated by a Governmental Entity on or after the Closing Date with respect to the Administered Contracts, and of any proceedings (either Claims or non-Claims related) initiated by a Governmental Entity on or after the Closing Date, to the extent relating to the Administered Contracts; and (ii) to the extent such complaints, inquiries or proceedings relate to periods following the Closing Date, to the extent permitted by Applicable Law and to the extent not relating to the Retained Services, prepare and send to the Governmental Entity, with a copy to such Company, a response within the Governmental Entity’s requested time frame for response or, if no such time frame is provided, within the time frame as allowed by Applicable Law; provided, that, subject to meeting such time frames, the Administrator shall provide such response to such Company for its prior review and comment.

(c) The Administrator shall, subject to the procedures set forth in Section 10.02 of the Master Agreement regarding Third Party Claims, supervise and control the investigation, contest, defense and/or settlement of all complaints, inquiries and proceedings by Governmental Entities with respect to the Administered Contracts, to the extent such complaints, inquiries or proceedings relate to periods following the Closing Date, at its own cost and expense (except as described in the following sentence), and in the name of the applicable Company when necessary. If and to the extent that any such complaint, inquiry or proceeding relates to the Retained Business, the applicable Company shall pay on the Administrator’s behalf or reimburse the Administrator for all costs and expenses borne or to be borne by the Administrator as a result of performing its obligations under this Section 8.1(c).

(d) The Administrator shall, at either of the Companies’ request, provide to such Company a report in a form mutually agreed by the parties summarizing the nature of any such complaints, inquiries or proceedings by Governmental Entities, to the extent relating to periods following the Closing Date, the alleged actions or omissions giving rise to such complaints, inquiries or proceedings and copies of any files or other documents that such Company may reasonably request in connection with its review of these matters.

Section 8.2. Legal Proceedings.

(a) The Administrator shall notify the applicable Company promptly of any lawsuit, action, arbitration or other dispute resolution proceedings that are instituted or threatened with respect to any matter relating to the Administered Contracts to the extent known to the Administrator (“Legal Proceedings”), within such time as to permit timely response by such Company and in no event more than five (5) Business Days after receipt of notice thereof.

(b) The Administrator shall, subject to the procedures set forth in Section 10.02 of the Master Agreement regarding Third Party Claims, with respect to Legal Proceedings relating to periods following the Closing Date, supervise and control the investigation, contest, defense and/or settlement of all Legal Proceedings at its own cost and expense (except as described in the following sentence), and in the name of the applicable Company when necessary. If and to the extent that any Legal Proceeding relates to the Retained Business, the applicable Company shall either: (i) supervise and control the investigation, contest, defense and/or settlement of such Legal Proceeding at its own cost and expense or (ii) reimburse the Administrator for the Administrator’s reasonable expenses incurred in connection with such Legal Proceeding. If and to the extent that any Legal Proceeding relates to rights or obligations under the Administered Contracts other than the Retained Business, the Administrator shall either: (i) supervise and control the investigation, contest, defense and/or settlement of such Legal Proceeding at its own cost and expense or (ii) reimburse the applicable Company for the Company’s reasonable expenses incurred in connection with such Legal Proceeding. If and to the extent that the Companies, on the one hand, or the Administrator, on the other hand, incur a Loss proximately caused by the other, nothing in the preceding two sentences shall serve to limit any resulting liability for such a Loss.

(c) The Administrator shall keep the applicable Company fully informed of the progress of all Legal Proceedings handled by the Administrator in which such Company is named a party and, at such Company’s request, provide to such Company a report summarizing the nature of such Legal Proceedings, the alleged actions or omissions giving rise to such Legal Proceedings and copies of any files or other documents that such Company may reasonably request in connection with its review of these matters, in each case other than such files, documents and other information as would, in the judgment of counsel to the Administrator, lead to the loss or waiver of legal privilege.

Section 8.3. Notice to Administrator. Each of the Companies shall give prompt notice to the Administrator of any Legal Proceeding made or brought against such Company arising under or in connection with the Administered Contracts to the extent known to it and not made against or served on the Administrator or a Subcontractor as administrator hereunder within such time as to permit timely response by the Administrator, and in no event more than five (5) Business Days after receipt of notice thereof, and shall promptly furnish to the Administrator copies of all pleadings in connection therewith.

ARTICLE IX

SEPARATE ACCOUNT ADMINISTRATIVE SERVICES

Without limiting the generality of any of the foregoing, from and after the Closing Date, subject to Section 2.3, in addition to the services described in any Article of this Agreement, the services with respect to, or as a result of, the Separate Accounts shall include those services set forth on Schedule A hereto.

ARTICLE X

[RESERVED]

ARTICLE XI

NOTIFICATION TO CONTRACTHOLDERS

The Administrator shall send to applicable Contractholders a written notice prepared by the Administrator and reasonably acceptable to the applicable Company to the effect that the Administrator has been appointed by such Company to provide Administrative Services with respect to the Administered Contracts. The Administrator shall send such notice in a manner and at a time reasonably acceptable to such Company and the Administrator and in all events in accordance with Applicable Law. The Administrator may include such notice in a regularly scheduled mailing to Contractholders in lieu of a separate mailing. Such notices shall be prepared and delivered at Administrator’s expense.

ARTICLE XII

MONTHLY PREMIUM TAX AND INSOLVENCY FUND ACCOUNTINGS

Section 12.1. Monthly Accountings. From and after the Closing Date, within 20 Business Days after the end of each month that this Agreement is in effect, each Company shall submit to the Administrator a written statement of accounting in a form and containing such information to be agreed upon by the parties hereto (each, an “Insolvency Fund Monthly Accounting”) setting forth the insolvency fund amounts assessed against or payable by the applicable Company, to the extent that such assessments constitute such Company’s General Account Liabilities. In addition, within twenty (20) Business Days after the last day of each month that this Agreement is in effect, the Administrator shall submit to the applicable Company a written statement of accounting in a form and containing such information to be agreed upon by the parties hereto (each, a “Monthly Premium Tax Accounting,” and together with the Insolvency Fund Monthly Accountings, the “Monthly Accountings”) setting forth the estimated premium Taxes due with respect to the Administered Contracts as a result of premiums collected or annuitizations occurring during such month.

Section 12.2. Adjustments Regarding Monthly Accountings. In the event that subsequent data or calculations require revision of any of the Monthly Accountings, the required revision and appropriate payments thereunder shall be made within twenty (20) Business Days after the parties hereto mutually agree as to the appropriate revision.

ARTICLE XIII

CERTAIN ACTIONS BY THE COMPANIES

Section 13.1. Filings. The Companies shall prepare and timely file any filings required to be made with any Governmental Entity that relate to the applicable Company generally and not exclusively to the Administered Contracts and Accounts, including filings with guaranty associations and filings and premium Tax returns with Taxing authorities. The Administrator shall, in a timely fashion in light of the dates such filings by the applicable Company are reasonably required, provide to such Company all information in the possession of the Administrator (in a form, and including such information, as agreed between the Companies and the Administrator) with respect to the Administered Contracts that may be reasonably required for such Company to prepare such filings and Tax returns.

Section 13.2. Governmental Inquiries. The Companies shall promptly notify the Administrator of all Legal Proceedings, complaints, inquiries and other proceedings by Governmental Entities, Contractholders or other Persons with respect to the Administered Contracts, to the extent such Legal Proceedings, complaints, inquiries or other proceedings relate to periods following the Effective Time.

ARTICLE XIV

REGULATORY MATTERS, REPORTING AND AUDITS

Section 14.1. Regulatory Compliance and Reporting. The Administrator shall provide to the applicable Company such information in the possession of the Administrator with respect to the Administered Contracts and Accounts (in a form, and including such information, as agreed between the Companies and the Administrator) as is reasonably required to satisfy all then current informational reporting, prior approval and any other requirements imposed by any Governmental Entity. Upon the reasonable request of the applicable Company, the Administrator shall timely prepare such reports and summaries, including statistical summaries and certifications, as are necessary or reasonably required to satisfy any requirements imposed by a Governmental Entity upon such Company relating to periods following the Closing Date with respect to the Administered Contracts and Accounts, in the possession of the Administrator (in a form, and including such information, as agreed between the Companies and the Administrator). All copies of records furnished in the ordinary course of business shall be furnished by the Administrator and any costs incurred in the provision of such copies shall be borne by the Administrator.

Section 14.2. Reporting and Accountings. The Administrator shall assume the reporting and accounting obligations set forth below in this Section 14.2.

(a) Without limitation of the periodic reporting requirements set forth in Schedule F attached hereto, the Administrator shall timely provide to the applicable Company reports and summaries (in a form, and including such information, as agreed between the Companies and the Administrator) of transactions following the Closing Date (and upon reasonable request of such Company, detailed supporting records) related to the Administered Contracts and Accounts as may be reasonably required for use in connection with the preparation of such Company’s statutory and GAAP financial statements, Tax returns and other required financial reports and to comply with the requirements of the regulatory authorities having jurisdiction over such Company, including all premiums received and all benefits paid.

(b) Without limitation of the periodic reporting requirements set forth in Schedule F attached hereto, the Administrator shall provide to the applicable Company information reasonably required by such Company relating to the reserves that such Company is required to report on its statutory and GAAP financial statements, Tax returns and other required financial reports in connection with the Administered Contracts and Accounts as of the quarter end.

(c) The Administrator shall calculate Tax, GAAP and statutory reserves with respect to the Administered Contracts in accordance with the methodologies used by the applicable Company as of the date of the Master Agreement (which are attached as Schedule K). The applicable Company shall provide prompt notice of any changes in the reserve methodologies to be used by the Administrator in calculating statutory reserves for the Administered Contracts.

(d) Within thirty (30) Business Days after each calendar year end (or such longer time as may be agreed by the parties) that this Agreement is in effect, the Administrator shall provide to the applicable Company (a) an opinion of a Qualified Actuary reasonably acceptable to such Company (who shall be an employee of the Administrator or an Affiliate thereof or, at the Administrator’s option, an independent actuary), as to the adequacy of statutory reserves for the Administered Contracts, prepared according to accepted actuarial standards of practice, and as otherwise required for regulatory reporting purposes and (b) an analysis which reasonably supports such opinion.

Section 14.3. Additional Reports and Updates. For so long as this Agreement remains in effect, each party shall periodically furnish to the other such other reports and information as may be reasonably required by such other party for regulatory, Tax or similar purposes and reasonably acceptable to it.

Section 14.4. Audits. Each of the Companies may, not more often than annually (except for follow-up audits and/or audits required by law as described below), request an audit of the Administrative Services performed under this Agreement. Such audits must be conducted by personnel of the applicable Company or any of its Affiliates or, subject to the consent of the Administrator, which consent shall not be unreasonably withheld, conditioned or delayed, a reputable independent auditor selected by such Company. The Administrator shall accommodate such periodic audits and shall provide each auditor access to its relevant books and records during normal business hours upon reasonable advance notice and shall cooperate with such auditors as is reasonably necessary for the auditors to conduct an audit and complete an audit report, subject to execution by any third party auditor of a confidentiality agreement in a form reasonably acceptable to the parties. The applicable Company shall bear the expenses of any such audits, except for follow-up audits required as a result of prior audit findings of material audit deficiencies attributable to the Administrator’s operations or systems, in which case the Administrator shall bear the reasonable expenses of such follow-up audits. Notwithstanding the foregoing, to the extent any access or audit is required by Applicable Law or by any Governmental Entity (including any inspection, inquiry or examination by a Governmental Entity): (i) the parties shall cooperate fully to provide necessary access and services related to any such audit within any time prescribed by the Applicable Law or the relevant Governmental Entity; and (ii) the maximum audit limits set forth above shall not apply.

ARTICLE XV

BOOKS AND RECORDS

The Administrator shall keep accurate and complete records, files and accounts of all transactions and matters with respect to the Administered Contracts and Accounts relating to the periods following the Closing Date and the administration thereof. Such books and records shall be maintained (i) in accordance with The Hartford Document Retention Policy (or, if applicable, the Closing Date Document Retention Policy), (ii) in accordance with Applicable Law, (iii) in accordance with the requirements set forth in the Administered Contracts, and (iv) in an accessible format. The parties to this Agreement, their designated representatives and authorized representatives of Governmental Entities may upon reasonable notice, inspect, at the offices of the Administrator or the applicable Company where such records are located, the papers and any and all other books or documents of the Administrator or the applicable Company reasonably relating to this Agreement, including the Administered Contracts, and shall have access to appropriate employees and representatives of the other party, in each case during normal business hours for such period as this Agreement is in effect or for as long thereafter as any rights or obligations of any party survives or the Administrator or the applicable Company reasonably need access to such records for regulatory, Tax or similar purposes. The information obtained shall be used only for purposes relating to the transactions and other performance contemplated under this Agreement.

ARTICLE XVI

COOPERATION

Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement including making available to each their respective officers and employees for interviews and meetings with Governmental Entities and furnishing any additional assistance, information and documents as may be reasonably requested by a party from time to time.

ARTICLE XVII

PRIVACY REQUIREMENTS

Section 17.1. Customer Information.

(a) In providing the Administrative Services, and in connection with maintaining, administering, handling and transferring the data of the Contractholders and other recipients of benefits under the Administered Contracts, the Administrator shall, and shall cause its Affiliates to, comply with Applicable Law with respect to privacy or data security relative to Customer Information (as defined below), and shall implement and maintain an effective information security program (the “Information Security Program”) designed to protect Customer Information in compliance with all applicable privacy laws and other Applicable Law (i) to ensure the security, integrity and confidentiality of Customer Information, (ii) to protect against any anticipated threats or hazards to the security or integrity of such Customer Information, and (iii) to protect against unauthorized access to or use of Customer Information which could result in substantial harm or inconvenience to the owner thereof or its Affiliates, or to Customers or potential Customers thereof. The Administrator shall permit the applicable Company and its agents and representatives, and any Governmental Entity to the extent required by Applicable Law, to audit the Administrator’s compliance herewith.

(b) If the Administrator discovers a security breach that has resulted or may reasonably result in unauthorized access to or disclosure of, or have a material adverse affect on, Customer Information or would require a breach notification to a Customer under Applicable Law (a “Security Incident”), the Administrator shall at its own expense, (i) immediately notify the applicable Company, (ii) promptly (and in any event within forty-eight (48) hours) investigate such Security Incident, (iii) promptly (and in any event within forty-eight (48) hours) take all measures reasonably necessary to restore the security of such Customer Information, consulting with such Company with respect to such measures, (iv) deliver any required or requested notifications or other communications to third parties with respect to such Security Incident in a timely manner, and (v) cooperate with such Company and any Governmental Authority investigating such Security Incident. The Administrator shall reimburse the applicable Company for all reasonable notification and related costs and expenses (including out-of-pocket expenses), if any, incurred by such Company arising out of or in connection with any such Security Incident. The parties shall in good faith seek to resolve disputes arising under this Section 17.1(b) on an expedited basis.

(c) Throughout the term of this Agreement, the Administrator shall maintain internal controls regarding its operations, security and policies consistent with those previously observed and maintained by the applicable Company, utilizing the audit control processes and associated analyses as previously utilized by such Company. The Administrator shall further run the control tests as prescribed by such audit control processes (with the same frequency and in the same manner as previously run by the applicable Company), certify the results of such tests and deliver such results to the applicable Company (in a form, and including such information, agreed between the Companies and the Administrator prior to the Closing Date). The Administrator shall promptly remediate any control deficiency revealed by such testing, and report to the applicable Company on its remediation plan (which is subject to review and approval by such Company) and progress against such plan until remediated.

ARTICLE XVIII

CONSIDERATION FOR ADMINISTRATIVE SERVICES

Section 18.1. Administration Fees.

(a) In consideration for the provision of the Administrative Services, the Companies shall pay to the Administrator a monthly amount equal to the sum of (i) the monthly Net M&E Fees with respect to the Administered Contracts plus (ii) the monthly Policy Administration Fees with respect to the Administered Contracts plus (iii) the monthly Accounting/Woodbury Fees with respect to the Administered Contracts plus (iv) the monthly Net Policy Loan Spread with respect to the Administered Contracts for the immediately preceding month, all as described in the example set forth on Schedule L hereto, with such component line items being calculated in accordance with GAAP and in accordance with the historical calculation methodology of such amounts utilized with respect to such line items immediately prior to the Effective Time for each calendar month during the term of this Agreement (the “Administration Fees”).

(b) It is acknowledged by the parties that the Administration Fees for the first month hereunder have been paid pursuant to the Master Agreement.

(c) During the second through sixth months hereunder, the Administration Fees shall be paid by the Companies in advance in accordance with Schedule L-1. For all periods following the end of the sixth month hereunder, the Administration Fees shall be paid by the Companies in arrears (notwithstanding the foregoing, the February 15, 2012 payment shall include the true-up calculation set forth in Schedule L-1). By way of example, the Administration Fees for the Administrative Services in the seventh month hereunder shall be paid in the eight month following the Companies’ receipt of notice as provided in (d) below.

(d) Administration Fees for a particular month shall be due and payable by the Companies to the Administrator within five (5) Business Days following notice by the Administrator to the Companies of the applicable Administration Fees for such month.

ARTICLE XIX

INDEMNIFICATION

Section 19.1. Indemnification of the Companies. The Administrator hereby indemnifies and holds harmless the Hartford Companies and their directors, officers and employees and their Representatives and Affiliates (“Company Indemnified Parties”) from, against and in respect of all Losses imposed on, sustained, incurred or suffered by, or asserted against any Company Indemnified Party resulting from or arising out of (a) any breach or nonfulfillment by the Administrator of, or any failure by the Administrator to perform, any of the material covenants, terms or conditions of, or any material duties or obligations, whether intentional or unintentional, under this Agreement, but excluding any Losses imposed on, sustained, incurred or suffered by, or asserted against any Company Indemnified Party (including Losses imposed by a Governmental Entity) resulting from or arising out of the failure of the Administrator to hold any third party administrator license or insurance adjuster license that the Administrator did not hold as of the Effective Time unless the Administrator shall have failed to diligently pursue obtaining such license beginning on and after the Closing Date; (b) any fraud, theft or embezzlement by directors, officers, employees, agents or Subcontractors of Administrator during the term of this Agreement; (c) the administration by the Administrator of the Ceded Reinsurance Agreements; (d) misrepresentations by the Administrator or its Affiliates or Subcontractors or its or their employees or representatives to any Contractholder(s) regarding the Administered Contracts; and/or (e) any overpayment by the Administrator under a Administered Contract to a beneficiary or failure by the Administrator to timely execute stock-related purchases and sales under a Administered Contract, other than, in the case of (a), (c) and (e), any failure on the part of the Administrator caused by the action or inaction of a Hartford Company or any of its Affiliates except any action or inaction on the part of a Hartford Company or its Affiliates at the specific direction or specific request of Administrator or its Affiliates or with the specific approval of the Administrator or its Affiliates; provided that, the Administrator shall have no obligation to indemnify any Company Indemnified Party to the extent (i) such Person is also indemnified for such Loss under the Master Agreement or (ii) such Loss is related to any act or omission resulting from the gross negligence or willful misconduct of the Hartford Companies.

Section 19.2. Indemnification of the Administrator. Each Hartford Company hereby indemnifies and holds harmless the Administrator and its directors, officers and employees and its Representatives and Affiliates (“Administrator Indemnified Parties”) from, against and in respect of all Losses imposed on, sustained, incurred or suffered by, or asserted against any Administrator Indemnified Party resulting from or arising out of (i) any breach or nonfulfillment by such Hartford Company of, or any failure by such Hartford Company to perform, any of the material covenants, terms or conditions of, or any material duties or obligations, whether intentional or unintentional, under this Agreement; (ii) any claim that the Administrator’s use of the Hartford Name and the Hartford Licensed Marks pursuant to this Agreement infringes any third party’s intellectual property or other proprietary rights; and (iii) or caused by any fraud, theft or embezzlement by directors, officers, employees, agents of such Hartford Company during the term of this Agreement; other than, in the case of (i), any failure on the part of such Hartford Company caused by the action or inaction of Administrator or any of its Affiliates, except any action or inaction on the part of Administrator or its Affiliates taken at the specific direction of either of such Hartford Company or at the specific request or with the specific approval of either of such Hartford Company or its Affiliates; provided that, such Hartford Company shall have no obligation to indemnify any Administrator Indemnified Party to the extent (i) such Person is also indemnified for such Loss under the Master Agreement or (ii) such Loss is related to any act or omission resulting from the gross negligence or willful misconduct of the Administrator.

Section 19.3. Indemnification Procedures. In the event that either a Hartford Company or the Administrator shall have a claim for indemnity against the other party under the terms of this Agreement, the parties shall follow the procedures set forth in Section 10.02 of the Master Agreement.

Section 19.4. Sole Remedy. Except with respect to the Administrator’s obligation to reimburse the applicable Company for the costs and expenses described in Section 17.1(b) and the Companies’ obligation to pay on behalf of or reimburse the Administrator for the costs and expenses described in Sections 8.1(c) and 8.2(b) and except as expressly set forth in the Global Confidentiality Agreement and Sections 3.11 and 22.7(b) hereof, the indemnification rights provided for in this Article XIX shall be the sole and exclusive remedy of the parties hereto for (a) any inaccuracy or breach of any representation or warranty made hereunder by a party hereto and (b) any breach or nonfulfillment by a party hereto, or any failure by a party hereto to perform, any of the covenants, terms or conditions of, or any of its duties or obligations under, this Agreement.

ARTICLE XX

DURATION; TERMINATION

Section 20.1. Duration. This Agreement shall commence on the Closing Date and continue with respect to each Administered Contract until no further Administrative Services in respect of such Administered Contract are required, unless this Agreement is earlier terminated under Section 20.2.

Section 20.2. Termination. (a) This Agreement is subject to immediate termination at the option of the Companies (subject to the limitations set forth below in this Section 20.2(a)), upon written notice to the Administrator, upon the occurrence of any of the following events:

(i)	A voluntary or involuntary proceeding is commenced in any jurisdiction by or against the Administrator for the purpose of conserving, rehabilitating or liquidating the Administrator;

(ii)	There is a material breach by the Administrator of any material term or condition of this Agreement;

(iii)	There exists a series of material breaches by the Administrator that are cured within the permissible periods, and/or a series of non-material or persistent breaches by the Administrator that in the aggregate have a material adverse impact on the Administrative Services or the applicable Company, and such pattern of performance by the Administrator continues for one hundred eighty (180) consecutive days; or

(iv)	The Administrator Abandons this Agreement or the Administrative Services.

With respect to the matters set forth in Sections 20.2(a)(ii) through 20.2(a)(iv), within thirty (30) days of receipt of written notice from the applicable Company as to the existence of an event or circumstance giving rise to such Company’s right to terminate (a “Breach Notice”), the Administrator shall notify such Company in writing (a “Cure Plan Notice”) as to whether it intends: (1) to cure, within ninety (90) days of its receipt of the Breach Notice, the breach or non-performance giving rise to the termination right; or (2) to submit to such Company, within sixty (60) days of the Administrator’s receipt of the Breach Notice, a remediation plan to cure such breach or non-performance (a “Proposed Remediation Plan”), which plan shall be reasonably acceptable to such Company, such acceptance not to be unreasonably withheld, conditioned or delayed (a Proposed Remediation Plan that is so acceptable to such Company, an “Agreed

Remediation Plan”). In the case of a Proposed Remediation Plan, the Administrator shall cooperate with the applicable Company in good faith in order to develop an Agreed Remediation Plan, which cooperation shall include regular meetings of the parties’ Relationship Managers and such members of the senior management of the Administrator as such Company may reasonably request from time to time. The applicable Company may exercise its right of termination, effective immediately, if:

(x)	the Administrator fails to deliver the Cure Plan Notice within thirty (30) days following its receipt of the Breach Notice;

(y)	the Cure Plan Notice indicates that the Administrator intends to develop a Proposed Remediation Plan, and the Administrator fails to deliver such Proposed Remediation Plan within sixty (60) days of its receipt of the Breach Notice; or

(z)	the Administrator fails to cure the breach or non-performance within the later of (I) one hundred eighty (180) days following its receipt of the Breach Notice or (II) the deadline to cure such breach or non-performance as set forth in an Agreed Remediation Plan. If the Administrator has submitted a Proposed Remediation Plan but the parties have been unable to agree upon an Agreed Remediation Plan, then the Administrator must cure such breach or non-performance within one hundred eighty (180) days following its receipt of the Breach Notice.

Without limitation of the foregoing, the Administrator shall notify the applicable Company promptly upon becoming aware of the existence of an event or circumstance giving rise to such Company’s right to terminate this Agreement.

(b) The Administrator shall be entitled to terminate this Agreement effective immediately upon written notice to the Companies if (i) the Companies shall have failed to pay when due Administration Fees in an aggregate amount equal to or greater than Ten Million Dollars ($10,000,000) and shall have failed to remit to the Administrator such aggregate amount within thirty (30) days after receipt by the Companies of written notice from the Administrator of such breach (provided, however, that the Administrator shall not be entitled to terminate this Agreement if and for so long as the Companies dispute in good faith the amount claimed due by the Administrator) or (ii) either of the Companies directly or indirectly assigns its respective rights as insurer under all or a portion of the Administered Contracts under circumstances where (x) such Companies thereafter fail to continue to fulfill their obligations to pay Administration Fees under this Agreement in respect of such Administered Contracts and a person with the financial ability to do fails to assume such payment obligations from such Company, and (y) the Administration Fees thereafter received by Administrator under this Agreement are materially and negatively affected as a result.

(c) If a Force Majeure event occurs, the nonperforming party will be excused from performance for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance. Any party so delayed in its performance will immediately notify the other and describe at a reasonable level of detail the circumstances causing such delay. Notwithstanding the foregoing, if the Force Majeure prevents performance of the Administrative Services for more than ten (10) consecutive days, then the applicable Company may, at its option, suspend the Administrator’s right to perform the Administrative Services so affected by the Force Majeure event and procure such services from an alternate source until such time as the Administrator is able to resume performance of such Administrative Services, at which time the Administrative Services shall thereafter be performed by the Administrator pursuant to this Agreement in accordance with its terms. The applicable Company and the Administrator shall share equally in the transition costs relating to the alternate provision of the affected Administrative Services and the re-assumption of such Administrative Services by the Administrator, as well as the costs incurred with respect to such alternate provider. This Section 20.2(c) does not limit or otherwise affect the Administrator’s obligation to provide business continuity / disaster recovery services in accordance with Section 3.6 and Schedule A hereunder.

(d) This Agreement may be terminated at any time upon the mutual written consent of the parties hereto, which writing shall state the effective date of termination.

(e) If this Agreement is terminated under any of the provisions of Section 20.2(a), the Companies shall select a third-party administrator to perform the services required by this Agreement (or shall perform such services itself). The Administrator shall bear all reasonably incurred transition costs associated with the transition of the performance of the services required under this Agreement to such replacement administrator and shall cooperate in the transfer of services and the books and records maintained by the Administrator pursuant to this Agreement (or, where appropriate, copies thereof) to such replacement administrator.

(f) Following any termination of this Agreement, the Administrator shall cooperate fully with the Companies in effecting promptly any necessary transfer of the Administrative Services and the transfer of all Books and Records maintained by the Administrator hereunder that pertain to such terminated and transferred Administrative Services to the applicable Company or its designee, so that such Company or its designee will be able to perform the Administrative Services that are being terminated without interruption. The Companies shall cooperate with the Administrator to allow the Administrator to complete the transfer of such Administrative Services as early as is commercially reasonable to do so. As part of the transition of such Administrative Services, the parties shall work together to develop a mutually-agreeable transition plan setting forth the respective tasks to be accomplished by each party in connection with the orderly transition of such Administrative Services and a schedule pursuant to which the tasks are to be completed. In addition following any such termination, the Administrator will cooperate with the applicable Company in connection with any regulatory or Tax audits relating to any period during which the Administrator was providing Administrative Services hereunder.

Section 20.3. Termination Payments.

(a) If this Agreement is terminated by the Companies pursuant to Section 20.2(a)(i), then the Companies shall pay or cause to be paid to the Administrator within thirty (30) days of the Termination Effective Time, an amount equal to the Insolvency Termination Payment.

(b) If this Agreement is terminated by the Companies pursuant to Section 20.2(a)(ii) or (iii), then the Companies shall pay or cause to be paid to the Administrator within thirty (30) days of the Termination Effective Time, an amount equal to the Companies’ Termination Payment, if any.

(c) If this Agreement is terminated by the Companies pursuant to Section 20.2(a)(iv) the Companies shall not owe the Administrator either the Companies’ Termination Payment or the Administrator’s Termination Payment.

(d) If this Agreement is terminated by the Administrator pursuant to Section 20.2(b) then the Companies shall pay the Administrator’s Termination Payment to the Administrator within thirty (30) days of the Termination Effective Time plus the amount of Administration Fees then due and unpaid.

(e) The parties agree that any amounts paid pursuant to Sections 20.3(a) through (d) shall be treated for Tax purposes as an adjustment to the consideration payable by Purchaser under Section 2.01 of the Master Agreement, unless otherwise required by Applicable Law. In the event that any Taxes are actually imposed by any Tax Authority on any amounts paid pursuant to Sections 20.3(a) through (d) the Companies shall pay to the Administrator any such Taxes, including, for the avoidance of doubt, any additional Taxes with respect to the related payment pursuant to this Section 20.3(e). The Administrator shall cooperate with the Companies in good faith in challenging any proposed assessment of Taxes on any payments made pursuant to Sections 20.3(a) through (d) or this Section 20.3(e).

(f) The Administrator’s Termination Payment, the Companies’ Termination and the Insolvency Termination Payment, as the case may be, shall be in addition to any accrued and unpaid fees owed to Administrator by the Companies for Administrative Services provided by Administrator under this Agreement through the Termination Effective Time.

ARTICLE XXI

ARBITRATION

Section 21.1. Negotiation. As a condition to the parties’ right to arbitration under this Agreement, either party will give written notification to the other party of any dispute relating to or arising from this Agreement, including, but not limited to, the formation or breach thereof. Within fifteen (15) calendar days of notification, both parties must designate an officer of their respective companies to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as soon as possible and as often as necessary to attempt to negotiate a resolution of the dispute. During the negotiation process, all reasonable requests made for information concerning the dispute will be promptly honored. The officers will mutually determine the format for discussions. If these officers are unable to resolve the dispute within thirty (30) days of their first meeting, the parties may agree in writing to extend the negotiation period for an additional thirty (30) calendar days. If the matter is not resolved within thirty (30) days of the first meeting or the additional thirty (30) calendar day period, if any, then either party may demand arbitration pursuant to Section 21.2. The discussions and all information exchanged for the purposes of such discussions will be confidential and without prejudice.

Section 21.2. Resolution of Damages. With the exception of the Companies’ right of specific performance under the Confidentiality Agreement and Sections 3.11 and 22.7(b) hereof, any unresolved dispute between the Companies and/or Hartford Fire on the one hand, and the Administrator on the other hand, arising out of the provisions of this Agreement, or concerning its interpretation or validity, whether arising before or after termination of this Agreement, shall be submitted to arbitration pursuant to the commercial arbitration rules of ARIAS.

Section 21.3. Composition of Panel. Unless the parties agree upon a single arbitrator within fifteen (15) days after the receipt of notice of intention to arbitrate, all disputes shall be submitted to an arbitration panel composed of two arbitrators and an umpire, chosen in accordance with Sections 21.4 and 21.5.

Section 21.4. Appointment of Arbitrators. The party requesting arbitration (hereinafter referred to as the “Petitioning Party”) shall appoint an arbitrator and give written notice thereof to the other party (hereinafter referred to as the “Respondent”) together with its notice of intention to arbitrate. Unless a single arbitrator is agreed upon within fifteen (15) days after the receipt of the notice of intention to arbitrate, the Respondent shall, within thirty (30) days after receiving such notice, also appoint an arbitrator and notify the Petitioning Party thereof in a like manner. If more than one of the Hartford Companies request arbitration against the Administrator, then such Hartford Companies shall jointly be considered the Petitioning Party and shall be entitled to appoint a single arbitrator. If the Administrator is the Petitioning Party and requests arbitration against more than one of the Hartford Companies, then such Hartford Companies shall jointly be considered the Respondent and shall appoint a single arbitrator. Before instituting a hearing, the two arbitrators so appointed shall choose an impartial umpire from candidates on the ARIAS-U.S. Certified Arbitrators List in effect at the time of commencement of the arbitration. If, within thirty (30) days after they are both appointed, the arbitrators fail to agree upon the appointment of an umpire, the umpire shall be selected pursuant to the rules of the ARIAS. The arbitrators shall be present or former executives or officers of life insurance or reinsurance companies who hold an ARIAS-U.S. Arbitration Certification and have at least ten (10) years of experience in the insurance or reinsurance industry. The arbitrators and umpire shall be disinterested or impartial individuals and not be under the control of either party, and shall have no financial interest in the outcome of the arbitration. Any arbitrator or proposed arbitrator who is or has acted as counsel on behalf of any Administrator adverse to a party in two or more arbitration or litigation matters will be deemed unqualified to serve as an umpire or arbitrator hereunder.

Section 21.5. Failure of a Party to Appoint Arbitrator; Incapacity of Arbitrator.

(a) If the Respondent fails to appoint an arbitrator within thirty (30) days after receiving a notice of intention to arbitrate, such arbitrator shall be selected pursuant to the rules of the ARIAS, and shall then, together with the arbitrator appointed by the Petitioning Party, choose an umpire as provided in Section 21.2.

(b) Should any arbitrator become incapacitated during the term of the arbitration, (i) if it is before the final hearing, the appointing party may replace its nominee with another qualified candidate, or the two arbitrators may nominate a replacement umpire within thirty (30) days in accordance with Section 21.4 using candidates from the ARIAS-U.S. certified

Arbitrators List in effect at the time of the commencement of the arbitration; or (ii) if it is during or after the hearing, but before the rendering of an award, the arbitrators and the Parties shall meet to discuss whether the third arbitrator is needed to render a complete and fair decision. In the absence of any agreement on the issue, the party which has lost its appointed arbitrator due to incapacity after the hearing but before a decision has been rendered, or either party in the event of incapacity of the umpire, shall have the right to petition the state or federal court within the State of New York for a new hearing with a replacement arbitrator. If such court orders a new hearing with a replacement arbitrator, such replacement shall be made within fifteen (15) days of obtaining an order from the court granting the request for a new hearing, and a re-hearing shall be made within thirty (30) days thereafter unless otherwise agreed by the newly constituted Arbitration Panel. The newly constituted Arbitration Panel will have the right to review all transcripts and documents from the first hearing.

Section 21.6. Choice of Forum. Any arbitration instituted pursuant to this Article XXI shall be held in New York, New York or such other place as the parties may mutually agree.

Section 21.7. Procedure Governing Arbitration. Each party participating in the arbitration shall have the obligation to produce those documents and as witnesses to the arbitration those of its employees as any other participating party reasonably requests providing always that the same witnesses and documents be obtainable and relevant to the issues before the arbitration and not be unduly burdensome or excessive. The parties may mutually agree as to pre-hearing discovery prior to the arbitration hearing and in the absence of agreement, upon the request of any party, pre-hearing discovery may be conducted as the panel shall determine in its sole discretion to be in the interest of fairness, full disclosure, and a prompt hearing, decision and award by the panel. The panel shall be the final judge of the procedures of the panel, the conduct of the arbitration of the rules of evidence, the rules of privilege and production and of excessiveness and relevancy of any witnesses and documents upon the petition of any participating party. To the extent permitted by Applicable Law, the panel shall have the authority to issue subpoenas and other orders to enforce its decisions.

Section 21.8. Arbitration Award. The arbitration panel shall render its decision within sixty (60) days after termination of the proceeding unless the parties consent to an extension, which decision shall be in writing, stating the reason therefor. The decision of the majority of the panel shall be final and binding on the parties to the proceeding except to the extent otherwise provided in the Federal Arbitration Act. Judgment upon the award may be entered in any court having jurisdiction pursuant to the Federal Arbitration Act.

Section 21.9. Cost of Arbitration. Unless otherwise allocated by the panel, each party shall bear the expense of its own arbitrator and its own witnesses and shall equally bear with the other parties the expense of the umpire and the arbitration.

Section 21.10. Limit of Authority. The arbitrators will have the power to set all procedural rules for the arbitration, including the discretion to make any order with respect to pleadings, discovery, depositions, scheduling, the hearing, reception of evidence and any other matter whatsoever relating to the conduct of the arbitration. The arbitrators will have the power to grant interim relief as it may deem appropriate. The arbitrators will have the power to award reasonable attorneys’ fees, pre- and post-hearing interest, and other forms of relief to either party to the extent permitted by Applicable Law, including fees and costs incurred in connection with the arbitration or any litigation commenced to stay or dismiss arbitration. The arbitrators shall have no authority to impose any punitive, exemplary or consequential damage awards on either of the parties hereto.

Section 21.11. Continued Provision of Administrative Services. The Administrator shall continue to provide the Administrative Services during the course of any dispute that arises under this Article (including any service whose inclusion as an Administrative Service is the subject of the dispute) until this Agreement has been terminated pursuant to Section 20.2.

ARTICLE XXII

GENERAL PROVISIONS

Section 22.1. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 22.2. Schedules. The Schedule to this Agreement that is specifically referred to herein is a part of this Agreement as if fully set forth herein. All references herein to Articles, Sections, subsections, paragraphs, subparagraphs, clauses and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

Section 22.3. Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier, two (2) Business Days after mailing; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered, and shall be delivered as follows:

If to HLIC:

Hartford Life Insurance Company

200 Hopmeadow Street

Simsbury, CT 06089

Facsimile:	(860) 843-3528
Attention:	Chief Financial Officer

If to HLAC:

Hartford Life and Annuity Insurance Company

200 Hopmeadow Street

Simsbury, CT 06089

Facsimile:	(860) 843-3528
Attention:	Chief Financial Officer

If to Hartford Fire:

Hartford Fire Insurance Company

One Hartford Plaza

Hartford, CT 06155

Facsimile:	(860) 547-4721
Attention:	Chief Financial Officer

In each case and with respect to each Hartford Company, with a concurrent copy (which will not constitute notice) to:

The Hartford

One Hartford Plaza

Hartford, CT 06155

Facsimile:	(860) 547-6959
Attention:	Director of Corporate Law

If to the Administrator:

Philadelphia Financial Administration Services Company

1650 Market Street, 54th Floor

Philadelphia, PA 19103

Facsimile:	(215) 977-7820
Attention:	General Counsel

In each case, with a concurrent copy (which will not constitute notice) to:

Reinsurance Group of America

1370 Timberlake Manor Parkway

Chesterfield, MO 63017

Facsimile:	(636) 736-8574
Attention:	Scott Cochran

and:

Tiptree Financial Partners, L.P.

780 Third Avenue, 21st Floor

New York, New York 10017

Attention: Geoffrey Kauffman

and:

Tiptree Financial Partners, L.P.

780 Third Avenue, 21st Floor

New York, New York 10017

Attention: General Counsel

Any party may, by notice given in accordance with this Section 22.3 to the other parties, designate another address or Person for receipt of notices hereunder provided that notice of such a change shall be effective upon receipt.

Section 22.4. Binding Effect; Assignment; Assignment of Administered Contracts.

(a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives.

(b) Except for a Pre-Authorized Assignment, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated (except, with respect to delegations by the Administrator as permitted by Section 3.5), in whole or in part, by any party without the prior written consent of the other parties, which consent may not be unreasonably withheld, conditioned or delayed; provided that any such permitted assignee or delegee (including pursuant to a Pre-Authorized Assignment) shall agree to become a party to and bound by the Global Confidentiality Agreement.

Section 22.5. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

Section 22.6. Currency. Whenever the word “Dollars” or the “$” sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars.

Section 22.7. Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies.

(a) This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

(b) The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder will cause irreparable injury to the other party, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of temporary, preliminary and permanent injunctive relief by the

New York Courts to compel performance of such party’s obligations, or to prevent breaches or threatened breaches of this Agreement, and to the granting by the New York Courts of the remedy of specific performance of its obligations hereunder, in addition to any other rights or remedies available under this Agreement.

Section 22.8. Governing Law. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

Section 22.9. Entire Agreement; Severability. (a) This Agreement, the Master Agreement, the Global Confidentiality Agreement and the applicable Ancillary Agreements contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, written or oral, with respect thereto.

(b) If any provision of this Agreement is held to be void or unenforceable, in whole or in part, (i) such holding shall not affect the validity and enforceability of the remainder of this Agreement, including any other provision, paragraph or subparagraph, and (ii) the parties agree to attempt in good faith to reform such void or unenforceable provision to the extent necessary to render such provision enforceable and to carry out its original intent.

Section 22.10. Parties to this Agreement; No Third Party Beneficiaries. This Agreement is an administrative services agreement solely between the Companies and the Administrator, and the performance of the obligations of each party under this Agreement shall be rendered solely to the other party. In no instance shall anyone other than the Companies or the Administrator (and their successors and permitted assigns) have any rights under this Agreement. Nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 22.11. Interpretation. For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

Section 22.12. No Fiduciary Duties. The parties acknowledge and agree that it is not the intent of the Administrator to assume, nor the intent of the Companies to impose upon Administrator, the legal status and duties of a fiduciary in respect of the Administrative Services to be provided by Administrator under this Agreement, except and only to the extent that such status and duties are expressly (and not by implication) imposed upon Administrator under Applicable Law. In the absence of such express imposition of fiduciary duties upon Administrator, the nature and scope of Administrator’s duties in respect of its performance of Administrative Services under this Agreement shall be exclusively governed by the express terms of this Agreement.

Section 22.13. Survival.

(a) Article I, Article XVI, XVII, Article XVIII, Article XIX, Section 20.3, Article XXI and Article XXII shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HARTFORD LIFE INSURANCE COMPANY

By:	/s/ Mark M. Socha
Name: Mark M. Socha
Title: Vice President

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY

By:	/s/ Mark M. Socha
Name: Mark M. Socha
Title: Vice President

HARTFORD FIRE INSURANCE COMPANY

By:	/s/ Lisa M. Proch
Name: Lisa M. Proch
Title: Assistant Vice President

PHILADELPHIA FINANCIAL ADMINISTRATION SERVICES COMPANY

By:	/s/ John K. Hillman
Name: John K. Hillman
Title: President and Chief Executive Officer